EXHIBIT 99.4

FIRSTENERGY
Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

July 27, 2005

TO THE INVESTMENT COMMUNITY: 1

As detailed in today’s attached news release, FirstEnergy Corp. raised its earnings and cash flow guidance for 2005 and announced its 2006 earnings and cash flow guidance. This letter provides additional details concerning these announcements.

2005 Earnings Guidance

FirstEnergy issued 2005 earnings guidance of $2.70 to $2.85 per share, excluding unusual items, on November 30, 2004 (see the Letter to the Investment Community dated November 30, 2004 for additional details, available at www.firstenergycorp.com\ir). Since that time, the company has experienced favorable operating performance of its generation portfolio, lower pension and other employee benefit costs, reduced operating expenses, and a reduction in depreciation expense due to the extension of the estimated service lives of its fossil generation units.

Also, in May 2005 we received regulatory orders in Ohio and New Jersey that provide positive financial impacts in 2005 that were not reflected in our original earnings guidance:

•
On May 18, the Public Utilities Commission of Ohio granted the accounting authority for FirstEnergy Corp.’s Ohio electric utility operating companies to defer their incremental transmission and ancillary service-related charges incurred as a participant in the Midwest Independent Transmission System Operator, Inc. (see the Letter to the Investment Community dated May 18, 2005 for additional details).

•
On May 25, the New Jersey Board of Public Utilities ("BPU") approved two Stipulations of Settlement between Jersey Central Power & Light Company (JCP&L) and other parties (see the Letter to the Investment Community dated May 25, 2005 for additional details).

1Please see the forward-looking statement at the end of this letter

Partially offsetting these favorable developments have been unanticipated replacement power and O&M costs resulting from a 26-day forced outage at the Perry nuclear plant and the extension of the subsequent scheduled Perry refueling outage.

Combined, these developments allow us to revise our 2005 earnings guidance to $2.85 to $3.00 per share, excluding unusual items, as detailed in the following table.

2005 Initial non-GAAP EPS Guidance	$2.70 - $2.85

T & D Delivery Growth	0.03

Operating Expenses	0.05

Pension & Other Employee Benefits	0.05

Fossil Plants Depreciation (Life Extension)	0.05

JCP&L Rate Case Settlements	0.06

Ohio Transmission Deferral (MISO)	0.04

Perry Forced Outage	(0.04)

Perry Extended Refueling Outage	(0.09)

2005 Revised non-GAAP EPS Guidance	$2.85 - $3.00

Attached to this letter is a GAAP to non-GAAP reconciliation of our revised 2005 earnings guidance.

With normalized non-GAAP earnings in the first two quarters of 2005 of $1.18 per share, we estimate that the remaining earnings for the year, excluding unusual items, will be allocated approximately 55% in the third quarter and 45% in the fourth quarter.

2005 Cash Flow Guidance

In our first quarter 2005 earnings release, we estimated free cash flow (non-GAAP) of $425 million and, after reflecting miscellaneous asset sales and other items, total cash generation (non-GAAP) of $560 million.

During the second quarter - through an electricity prepayment program called Energy for Education II - our Ohio operating companies received electric service prepayments that will have a net 2005 prepayment benefit of approximately $220 million. This program involved the Ohio Schools Council’s ("OSC") pre-paying the electric bills of schools in return for discounts on their electricity service during the next three years. The OSC is a consortium of school districts in northern Ohio and the program benefited 249 districts.

Coupled with other operating and working capital changes, we now estimate our 2005 free cash flow (non-GAAP) to be $535 million and our 2005 cash generation (non-GAAP) at $620 million. Attached to this letter is a GAAP to non-GAAP reconciliation of our revised cash flow guidance.

The company continues to project net debt reduction of $600 million during the year, which should result in a debt to total capital ratio of about 55% at year-end. Cash availability above our guidance level would result from the release of collateral when the company gains an investment-grade rating for senior unsecured debt from Standard & Poor's (S&P). Additional cash resources could also become available through the anticipated JCP&L securitization, although the timing of this is uncertain.

2006 Earnings Guidance

We are establishing our 2006 earnings guidance, excluding unusual items, of $3.40 to $3.60 per share. This increase reflects the net impact of a variety of regulatory and operating items in comparison to our revised 2005 earnings guidance. We are currently unaware of any specific unusual items or credits that will become reconciling items between earnings per share on a GAAP and non-GAAP basis in 2006. The following table reconciles the increase from the mid-point of our revised 2005 earnings guidance ($2.93) to the mid-point of our 2006 earnings guidance ($3.50).

2005 Revised non-GAAP EPS Guidance	$2.85 - $3.00

Ohio Rate Stabilization Plan(1)	0.50

T & D delivery growth	0.10

Annualized JCP&L rate case settlements(2)	0.06

Financing costs	0.03

Net generation margin(3)	0.10

Employee benefit costs	(0.07)

Depreciation expense	(0.03)

Other expenses (4)	(0.12)

2006 EPS Guidance	$3.40 - $3.60

(1) Net amortization benefit of $0.76 per share offset by estimated loss of shopping credit deferral of $0.26 per share
(2) 2006 full year benefit from the rate settlement in New Jersey
(3) Expiration of power sales contract with PEPCO......... ..($0.09)
Revised power purchase contract with OVEC…...... ..($0.01)
Ohio revenue increase for fuel costs……………... ......$0.17
Increase in POLR generation rates in PA……….... .......$0.14
Other (e.g., higher fuel & purchased power costs, etc) .($0.11)
(4) Includes O&M and general taxes.

2006 Cash Flow Guidance

We are establishing our estimated 2006 free cash flow (non-GAAP) guidance at a range of $280 million to $380 million and our 2006 cash generation (non-GAAP) guidance at a range of $300 million to $400 million. These guidance amounts reflect $2.1 billion of net cash from operating activities (GAAP), which is up slightly from the guidance level in 2005. Attached to this letter is a GAAP to non-GAAP reconciliation of our 2006 cash flow guidance.

The following table reconciles our estimated 2005 free cash flow to our estimated 2006 free cash flow.

2005 Revised Estimated Free Cash Flow (non-GAAP) (In millions)	$535

Capital expenditures	$0 - ($100)
Nuclear fuel fabrication	($80)
Decommissioning	$100
Ohio School Council’s prepayment, net	($260)
T & D delivery growth	$30
Net generation margin	$30
Annualized JCP&L rate case settlements	$20
Other *	$5

2006 Estimated Free Cash Flow (non-GAAP)	$280 - $380

* Includes employee benefits, O&M, financing costs, and general taxes, net.

Our 2006 cash flow guidance includes estimated capital expenditures within a range of $1 billion to $1.1 billion. We will finalize our 2006 capital-spending program this fall as we complete our budgeting process, which will prioritize capital projects and review our air quality control compliance strategy. We will provide investors with additional details about our 2006 capital spending plans later this year.

As mentioned previously, cash availability could be increased above our guidance range from the release of approximately $120 million of collateral when the Company regains its investment grade credit rating for unsecured debt from S&P and through the anticipated JCP&L securitization of up to $277 million.

Longer-Term EPS Growth Rate

Our longer-term annual EPS growth rate target of 3% to 4% remains unchanged. We believe this target is achievable through:

•	Growth in our regulated business
•	Continued improvement in the operation of our generation facilities
•	Efficient management of our field work force and the effective use of technology

•	Full, fair and timely regulatory recovery of our costs
•
Redeployment of our free cash flow from a debt return (achieved during our debt reduction program) to an equity return achievable through stock repurchases and/or reinvestment in our business, as may be determined in the future.

Summary

Throughout this year we have emphasized several key areas of management focus:

•	Maximize the contribution from our generation assets. We established a new generation output record in 2004 and we are on-track to break that record this year.
•
Continue to reinvest in our business and improve customer service and reliability. This year we are investing an incremental $125 million of capital to further strengthen our T & D system and deliver the high levels of reliability that our customers expect.

•
Continue to enhance our financial strength and flexibility. We expect to end our multi-billion dollar debt retirement program this year and are on target to achieve our target debt-to-capital ratio of approximately 55% by year-end.

•	Attain an investment grade credit rating from S&P. Our credit rating outlook was revised to "positive" from "stable" by S&P on May 16, 2005.
•
Deliver consistent financial results that meet or exceed your expectations. We have exceeded consensus analyst earnings estimates for six consecutive quarters and are pleased to increase our 2005 earnings guidance today.

We have made substantial financial and operating progress over the recent past and believe that we will achieve levels of performance that will provide additional value for our investors.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson
Vice President - Investor Relations

Forward-Looking Statement

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

2005 Earnings Per Share (EPS)
(Reconciliation of GAAP to non-GAAP)

Annual
Guidance

Basic EPS (GAAP basis)	$2.70 - $2.85
Excluding Unusual Items:
Gain on non-core asset sales	(0.07)
EPA Settlement	0.04
NRC Fine	0.01
JCP&L Rate Settlement	(0.05)
Ohio tax write-off	0.22
Basic EPS (non-GAAP basis)	$2.85 - $3.00

Reconciliation of 2005 Estimated Cash from Operating Activities (GAAP) to
Estimated Free Cash Flow (non-GAAP) and Estimated Cash Generation (non-GAAP)
(in millions)

Net Cash from Operating Activities:

GAAP Earnings Guidance	$887 - $937
Adjustments:
Depreciation	572
Amortization and deferral of regulatory assets	908
Deferred purchased power costs	(450)
Deferred income taxes and ITC, net	45
Conversion of off-balance sheet receivables financing
to on-balance sheet	(155)
Other, including changes in working capital *	225
Net Cash from Operating Activities (GAAP)	$2,057

Other Items:

Capital expenditures	(1,005)
Nuclear fuel fabrication	(80)
Decommissioning	(100)
Common stock dividends	(542)
Conversion of off-balance sheet receivables financing
to on-balance sheet	155
Other, net	50
Free Cash Flow (non-GAAP)	$535

Non-core asset sales	85
Cash Generation (non-GAAP)	$620

* Includes net $220 million from Ohio School Council's prepayment for electric service.

Reconciliation of 2006 Estimated Cash from Operating Activities (GAAP) to
Estimated Free Cash Flow (non-GAAP) and Estimated Cash Generation (non-GAAP)
(in millions)

Net Cash from Operating Activities:

GAAP Earnings Guidance	$1,120 - $1,185
Adjustments:
Depreciation	595
Amortization and deferral of regulatory assets	780
Deferred purchased power costs	(380)
Deferred income taxes and ITC, net	(110)
Other, including changes in working capital	32
Net Cash from Operating Activities (GAAP)	$2,070

Other Items:

Capital expenditures	(1,000) - (1,100)
Nuclear fuel fabrication	(160)
Common stock dividends	(570)
Other, net	40
Free Cash Flow (non-GAAP)	$280 - $380

Non-core asset sales	20
Cash Generation (non-GAAP)	$300 - $400